Exhibit 99.1
Suzan Kereere Elected to 3M Board of Directors

ST. PAUL, Minn., Feb. 9, 2022 -- 3M (NYSE: MMM) announced today that Suzan Kereere, Head of Global Business Solutions at Fiserv, Inc., has been elected to 3M’s Board of Directors, effective February 10, 2022. In connection with Ms. Kereere’s election, the Board of Directors increased its size from 12 to 13 members.

Kereere has over 20 years of experience in leading global businesses around the world, including in Europe, Australia, Asia and North America. She currently leads Global Business Solutions at Fiserv, a fintech and payments company with solutions for banking, global commerce, merchant acquiring, billing and payments, and point-of-sale. Kereere previously served as Fiserv’s Chief Growth Officer, leading strategy and business development to enhance client value and accelerate growth.

Prior to Fiserv, she held executive leadership roles in global merchant sales and acquiring at Visa from 2016 to 2021, which included scaling Visa’s value-added services offerings with new client segments, as well as leading small business recovery efforts over the course of the pandemic. Kereere served in leadership positions at American Express from 1988 to 2016, including as head of its U.S. National Merchant Business and Global Network Business. Throughout her career she has led successful transformation, sales and customer initiatives at Fortune 100 companies across global business lines and regional high-growth start-ups. Kereere is a longtime advocate for equity and inclusion in business and society. She earned a bachelor’s degree in Economics from Tufts University, and an M.B.A. from Columbia University Business School.

“Suzan is a highly accomplished business and technology leader who has lived and led teams around the world, with a proven track record of maximizing value for customers and driving growth, and championing a more diverse, inclusive culture in the workplace,” said 3M chairman and CEO Mike Roman. “We are very pleased to welcome her to our board, where she will bring invaluable insight, perspective and leadership.”

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